Filed pursuant to Rule 424(b)(3)
Registration No. 333-126485
Prospectus Supplement No. 2
(To Prospectus Dated December 2, 2005)
$175,000,000
Oil States International, Inc.
2 3/8% Contingent Convertible Senior Notes due 2025
and Up to 5,511,811 shares of Common Stock Issuable Upon Conversion of the Notes

       This document supplements the prospectus dated December 2, 2005, relating to the offering for resale of our 2 3/8% Contingent Convertible Senior Notes due 2025, and the shares of our common stock issuable upon conversion of the notes. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Security Holders” in the prospectus dated December 2, 2005.
      Our common stock is listed on the New York Stock Exchange under the symbol “OIS.” The last reported closing price of our common stock on December 12, 2005 was $36.34 per share.

          Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 11, 2006.

SELLING SECURITY HOLDERS
      The notes and any shares of our common stock issued upon conversion of the notes, are being offered by the selling security holders listed in the table below or referred to in a prospectus supplement. The common stock which may be issued directly by us upon conversion of notes which are purchased in a sale contemplated by the prospectus to which this prospectus supplement refers is not being offered by the selling security holders. Only those shares of common stock issued upon conversion of the notes may be offered by the selling security holders. We issued and sold the notes in a private placement to the initial purchaser, and the notes were simultaneously sold by the initial purchaser to the selling security holders in transactions exempt from registration under the Securities Act.
      No offer or sale under the prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus supplement or until that holder has notified us and a supplement to the prospectus has been filed or an amendment to the related registration statement has become effective. We will supplement or amend the prospectus to include additional selling security holders upon request and upon provision of all required information to us.
      The selling security holders may offer and sell, from time to time, any or all of the notes or common stock issued upon conversion of those notes.
      The following table, is based solely on information provided to us by the applicable selling security holder. This information represents the most current information provided to us by the selling security holders. Unless set forth below, to our knowledge none of the selling security holders selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.

					Number of
				Number of	Shares of	Number of
	Amount of	Percentage		Shares of	Common	Shares of
	Notes	of Notes	Amount of	Common Stock	Stock	Common Stock
	Beneficially	Beneficially	Notes to be	Beneficially	that may be	Upon Completion
	Owned ($)	Owned	Sold ($)(1)	Owned(2)(3)	Sold(1)(2)(3)	of Offering(1)

Alexander Global Master Fund Ltd.(7)	$8,000,000	4.6%	$8,000,000	251,968	251,968	0
Aristeia International Limited(8)	16,800,000	9.6%	16,800,000	529,132	529,132	0
Aristeia Partners LP(9)	3,200,000	1.8%	3,200,000	100,787	100,787	0
Arkansas PERS(10)	615,000	*	615,000	19,370	19,370	0
Argent Classic Convertible Arbitrage Fund LP(38)	670,000	*	670,000	21,102	21,102	0
Argent Classic Convertible Arbitrage Fund Ltd(39)	4,780,000	2.7%	4,780,000	150,550	150,550	0
Argent Classic Convertible Arbitrage Fund II, LP(38)	170,000	*	170,000	5,354	5,354	0
Argentum Multistrategy Fund Ltd-Classic(39)	20,000	*	20,000	629	629	0
AstraZeneca Holdings Pension(10)	185,000	*	185,000	5,826	5,826	0
Bancroft Convertible Fund, Inc.	1,750,000	*	1,750,000	55,118	55,118	0
BNP Paribas Equity Strategies, SNC(4)(11)	653,000	*	653,000	28,749	20,566	8,183
Boilermakers Blacksmith Pension Trust(10)	800,000	*	800,000	25,196	25,196	0
BP Amoco PLC Master Trust(36)	964,000	*	964,000	30,362	30,362	0
Citadel Equity Fund Ltd.(12)	19,000,000	10.9%	19,000,000	598,424	598,424	0
The City of Southfield Fire & Police Retirement System(36)	36,000	*	36,000	1,133	1,133	0
(table continues on next page)

					Number of
				Number of	Shares of		Number of
	Amount of	Percentage		Shares of	Common		Shares of
	Notes	of Notes	Amount of	Common Stock	Stock		Common Stock
	Beneficially	Beneficially	Notes to be	Beneficially	that may be		Upon Completion
	Owned ($)	Owned	Sold ($)(1)	Owned(2)(3)	Sold(1)(2)(3)		of Offering(1)

CNH CA Master Account, LP(37)	15,300,000	8.7%	15,300,000	891,581	891,581		0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(11)	140,000	*	140,000	4,409	4,409		0
Credit Suisse First Boston LLC(5)(13)	2,500,000	1.4%	2,500,000	78,740	78,740		0
Daimler Chrysler Corp. Emp. #1 Pension Plan, DTD(14)	3,685,000	2.1%	3,685,000	116,062	116,062		0
dbx — Convertible Arbitrage 9 Fund(7)	1,000,000	*	1,000,000	31,496	31,496		0
Delaware PERS(10)	350,000	*	350,000	11,023	11,023		0
Delta Airlines Master Trust(10)	170,000	*	170,000	5,354	5,354		0
Descartes Offshore Ltd.(15)	500,000	*	500,000	15,748	15,748		0
Descartes Partners L.P.(15)	2,800,000	1.6%	2,800,000	88,188	88,188		0
Duke Endowment(10)	160,000	*	160,000	5,039	5,039		0
Ellsworth Convertible Growth and Income Fund, Inc.	1,750,000	*	1,500,000	55,118	55,118		0
The Estate of James Campbell CH(36)	50,000	*	50,000	1,774	1,774		0
The Estate of James Campbell ESTZ(36)	367,000	*	367,000	11,559	11,559		0
Fidelity Financial Trust: Fidelity Convertible Securities Fund(4)(16)	4,500,000	2.6%	4,500,000	3,181,732	141,732		3,040,000
FPL Group Employee Pension Plan(14)	545,000	*	545,000	17,165	17,165		0
Forest Fulcrum Fund LP(5)(26)	863,000	*	863,000	49,964	49,964	(27)	0
Forest Multi-Strategy/Master Fund SPC(26)	464,000	*	464,000	26,791	26,791	(28)	0
Forest Global Convertible Fund, Ltd., Class A-5(26)	1,234,000	*	1,234,000	71,444	71,444	(29)	0
Franklin and Marshall College(14)	175,000	*	175,000	5,511	5,511		0
Froley Revy Convertible Arbitrage Offshore(10)	250,000	*	250,000	7,874	7,874		0
Frontpoint Convertible Arbitrage Fund, L.P.	1,000,000	*	1,000,000	31,496	31,496		0
Grace Brothers, Ltd.(17)	1,000,000	*	1,000,000	31,496	31,496		0
Grace Convertible Arbitrage Fund Ltd.(17)	3,500,000	2.0%	3,500,000	110,236	110,236		0
HFR CA Global Opportunity Master Trust(26)	1,321,000	*	1,321,000	76,553	76,553	(31)	0
HFR RVA Select Performance Master Trust(26)	116,000	*	116,000	6,715	6,715	(32)	0
Hotel Union & Hotel Industry of Hawaii Pension Plan(36)	147,000	*	147,000	4,629	4,629		0
ICI American Holdings Trust(10)	135,000	*	135,000	4,251	4,251		0
Institutional Benchmark Master Fund c/o Quattro Fund(18)	800,000	*	800,000	25,196	25,196		0
Institutional Benchmarks Master Fund, Ltd.(7)	1,000,000	*	1,000,000	31,496	31,496		0
Institutional Benchmarks Master Fund Ltd.(26)	1,352,000	*	1,352,000	78,275	78,275	(34)	0
J.P.Morgan Securities Inc.(5)(19)	3,000,000	1.7%	3,000,000	94,488	94,488		0
(table continues on next page)

					Number of
				Number of	Shares of		Number of
	Amount of	Percentage		Shares of	Common		Shares of
	Notes	of Notes	Amount of	Common Stock	Stock		Common Stock
	Beneficially	Beneficially	Notes to be	Beneficially	that may be		Upon Completion
	Owned ($)	Owned	Sold ($)(1)	Owned(2)(3)	Sold(1)(2)(3)		of Offering(1)

KBC Financial Products USA, Inc.(5)(20)	3,500,000	*	3,500,000	110,236	110,236		0
LLT Limited(26)	433,000	*	433,000	24,486	24,486	(35)	0
Lyxor/ Convertible Arbitrage Fund Limited(11)	78,000	*	78,000	2,456	2,456		0
Lyxor/Forest Fund Limited(26)	2,844,000	1.6%	2,844,000	164,656	164,656	(30)	0
Lyxor/ Quest Fund Ltd.(21)	1,200,000	*	1,200,000	37,795	37,795		0
Nuveen Preferred & Convertible Fund JQC(10)	3,185,000	1.8%	3,185,000	100,282	100,282		0
Nuveen Preferred & Convertible Income Fund JPC(10)	2,325,000	1.3%	2,325,000	73,228	73,228		0
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund(22)	440,000	*	440,000	13,858	13,858		0
Quattro Fund Ltd.(23)	13,960,000	8.0%	13,960,000	439,684	439,684		0
Quattro Multistrategy Masterfund LP(23)	800,000	*	800,000	25,196	25,196		0
Quest Global Convertible Master Ltd.(21)	800,000	*	800,000	25,196	25,196		0
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	14,750,000	8,4%	14,750,000	464,566	464,566		0
Rampart Enhanced Convertible Investors, LLC(14)	595,000	*	595,000	18,740	18,740		0
RBC Capital Markets(5)(6)	16,000,000	9.1%	16,000,000	503,936	503,936		0
Security Benefit Life(4)	700,000	*	700,000	22,047	22,047		0
Security Income High Yield Series(4)	300,000	*	300,000	9,448	9,448		0
Singlehedge US Convertible Arbitrage Fund(11)	57,000	*	57,000	1,795	1,795		0
Sphinx Convertible Arb Fund SPC c/o SSI Investment Mgt.(36)	388,000	*	388,000	12,220	12,220		0
Sphinx Convertible Arbitrage SPC(26)	1,228,000	*	1,228,000	71,086	71,086	(33)	0
State of Oregon Equity(10)	1,750,000	1.0%	1,750,000	55,118	55,118		0
Sturgeon Limited(11)	72,000	*	72,000	2,267	2,267		0
Syngenta AG(10)	75,000	*	75,000	2,362	2,362		0
Tempo Master Fund, LP(4)	20,000,000	11.4%	20,000,000	629,920	629,920		0
Viacom Inc. Pension Plan, Master Trust(31)	48,000	*	48,000	1,511	1,511		0
Vicis Capital Master Fund(24)	8,000,000	4.6%	8,000,000	251,968	251,968		0
Wachovia Securities International Ltd.(4)(5)(25)	15,000,000	8.6	15,000,000	472,440	472,440		0
Xavex Convertible Arbitrage 10 Fund(38)	360,000	*	360,000	11,338	11,338		0
Total(40)	$175,000,000	100.0%	$175,000,000	8,909,486	5,861,303		3,048,183

*	Less than l%.

(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion.

(2)	Includes shares of common stock issuable upon conversion of the notes and open short positions in Oil States common stock.

(3)	Represents the theoretical maximum number of shares of common stock which may be issued upon the conversion of the full amount of notes held by such holder at the initial conversion price of $31.75, which equals a conversion rate of the initial conversion rate of 31.496 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of Notes — Conversion Price Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of Distribution” for required disclosure regarding these selling security holders.

(6)	RBC Capital Markets was the initial purchaser in the private offering of all $175,000,000 aggregate principal amount of the notes.

(7)	Mikhail A. Filimonov and Dimitri Sogoloff are the natural persons who have voting and investment control of the securities being offered.

(8)	Aristeia Capital LLC is the investment manager for the selling security holder. Aristeia Capital LLC is jointly owned by Kevin Toner, Anthony Frascella, Robert H. Lynch and Bill Techer and as such these are the natural persons who have voting and investment control of the securities being offered.

(9)	Aristeia Advisors LLC is the general partner of the selling security holder, Aristeia Advisors LLC is jointly owned by Kevin Toner, Anthony Frascella, Robert H. Lynch and Bill Techer and as such these are the natural persons who have voting and investment control of the securities being offered.

(10)	Ann Houlihan is the natural person who has voting and investment control of the securities being offered.

(11)	Christian Menestrier is the natural person who has voting and investment control of the securities being offered.

(12)	Citadel Limited Partnership (“Citadel”) is the trading manager of the selling security holder. Mr. Kenneth C. Griffin indirectly owns Citadel. As such, Kenneth C. Griffin is the natural person who has voting and investment control of the securities being offered.

(13)	Jeffrey Andrewship is the natural person who has voting and investment control of the securities being offered.

(14)	Jack Feiler is the natural person who has voting and investment control of the securities being offered.

(15)	Deepak Guilrajani is the natural person who has voting and investment control of the securities being offered.

(16)	Edward C. Johnson 3d is the natural person who has investment control of the securities being offered. Mr. Johnson does not have the power to vote the securities being offered. Such power resides in the Board of Trustees of the selling security holder.

(17)	Bradford Whitmore and Michael Brailov are the natural persons who have voting and investment control of the securities being offered.

(18)	Gary Krowdek is the natural person who has voting and investment control of the securities being offered.

(19)	Yibling Cui is the natural person who has voting and investment control of the securities being offered.

(20)	KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

(21)	Frank Campana and James Doolin are the natural persons who have voting and investment control of the securities offered.

(22)	Mark Rowe, Felix Hardner, Michael Fitchet and Denis O’Malley are the natural persons who have voting and investment control of the securities being offered.

(23)	Andrew Kapian, Brian Swain and Louis Napoli are the natural persons who have voting and investment control of the securities being offered.

(24)	John Succo, Sky Lucas and Shad Stastney are the natural persons who have voting and investment control of the securities being offered.

(25)	Steve Jones is the natural person who has voting and investment control of the securities being offered.

(26)	Michael A. Boyd is the natural person who has voting and investment control of the securities offered.

(27)	Includes 22,783 open short positions in Oil States common stock.

(28)	Includes 12,177 open short positions in Oil States common stock.

(29)	Includes 32,578 open short positions in Oil States common stock.

(30)	Includes 75,082 open short positions in Oil States common stock.

(31)	Includes 34,947 open short positions in Oil States common stock.

(32)	Includes 3,062 open short positions in Oil States common stock.

(33)	Includes 32,419 open short positions in Oil States common stock.

(34)	Includes 35,693 open short positions in Oil States common stock.

(35)	Includes 10,848 open short positions in Oil States common stock.

(36)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht are the natural person who has voting and investment control of the securities being offered.

(37)	Includes 409,693 open short positions in Oil States common stock.

(38)	Nathanial Brown and Robert Richardson are the natural persons who have voting and investment control of the securities being offered.

(39)	Henry J. Cox is the natural person who has voting and investment control of the securities being offered.

(40)	The total amount of notes accounted for in the table is $216,705,000. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act or otherwise, some or all of the notes or shares of our common stock since the date on which the information in the above table was provided to us.

Because the selling security holders may offer all or some of their notes or the shares of our common stock issuable upon conversion of the notes from time to time, we cannot determine the amount of the notes or number of shares of our common stock that will be held by the selling security holders upon the termination of any particular offering by such selling security holder. Please refer to “Plan of Distribution” in the prospectus.
      Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 unless such selling security holder (a) acquired its notes or underlying common stock in the ordinary course of business or (b) did not have any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.